Exhibit 11.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Offering Statement on Form 1-A of our report dated March 19, 2025, relating to the January 27, 2025, balance sheet of Connect Invest III LLC. We also consent to the reference of our firm under the caption “Experts” in this Offering Statement.

Calvetti Ferguson

Dallas, Texas

May 9, 2025